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Exhibit 99.8

CONSENT OF CHARLES H. WURTZEBACH

        Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this registration statement on Form S-4 of Kite Realty Group Trust ("Kite Realty"), and any amendments thereto, as a person to become a member of Kite Realty's board of trustees effective as of the effective time of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of February 9, 2014, by and among Kite Realty, KRG Magellan, LLC and Inland Diversified Real Estate Trust, Inc.) and to the filing of this consent as an exhibit to this registration statement, and any amendments thereto.

Dated: April 28, 2014

/s/ CHARLES H. WURTZEBACH Charles H. Wurtzebach

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  Exhibit 99.8
CONSENT OF CHARLES H. WURTZEBACH